                        DEP CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED STATEMENTS OF
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                   Three Months Ended             Six Months Ended
                                        January 31,                   January 31,
                                  ----------------------       -----------------------
                                   1997           1996           1997           1996
                                  ------        --------       --------       --------
Net income (loss).............       $64         ($1,807)       ($1,999)       ($2,190)
                                   =====          ======         ======         ======
Shares:
Adjusted weighted average
  shares outstanding               6,804           6,251          6,528          6,251
                                   =====          ======         ======         ======

Net income (loss) per share...     $0.01          ($0.29)        ($0.31)        ($0.35)
                                   =====          ======         ======         ======




                                       Exhibit 11